Press Release                                                 Source: BICO, Inc.

BICO, Inc. Announces 7-Day Extension of Amstrad Exclusivity
Tuesday January 25, 11:49 am ET

DOVE CANYON, Calif., Jan. 25 /PRNewswire-FirstCall/ -- BICO, Inc. (OTC Bulletin
Board: BIKO - NEWS) has requested and received a seven-day extension of time from Amstrad, plc, for submitting a letter of credit to support its initial purchase of video webphones from Amstrad. This agreement extends the time from January 24 to January 31, 2005. The company's Exclusivity Agreement with Amstrad requires the company provide a letter of credit supporting its initial purchase of video webphones in order to remain the exclusive distributor of the Amstrad model E3 video webphone in the United States and Canada.

The E3 offers users fast, easy access to e-mail, the Internet and videoconferencing over a standard telephone line. It also has a built-in digital camera to support taking and sending snapshots, and allows users to connect their own digital camera to view pictures and either e-mail or print them on a printer accessed through its USB port. The E3 provides a platform for advertisers to target their promotions to specific market segments and gives the user three convenient means of response and transaction fulfillment.

    For further information contact:

     John D. Hannesson, Esq.
     Executive Vice President, Administration & Law
     Phone:  949 509-9858
     Fax:  949 509-9867
     E-Mail:  INVESTOR-RELATIONS@CXCSERVICES.COM
     Website:  WWW.CXCSERVICES.COM

This news release may include comments that may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events, revenues, sales of products or advertising, cash flow and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to obtain necessary financing in time to meet contractual obligations, develop appropriate strategic alliances, raise working capital, successful development and implementation of technology, acceptance of the company's products and services, build a functional infrastructure of servers and other support equipment necessary to support the functionality of the WebPhone deployment, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.


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Source: BICO, Inc.